UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2011

NATIONWIDE HEALTH PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-9028	95-3997619
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

610 Newport Center Drive, Suite 1150 Newport Beach, California	92660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 718-4400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On June 3, 2011, Nationwide Health Properties, Inc. (the “Company”) entered into a Term Loan Agreement (the “Term Loan Agreement”) with JPMorgan Chase Bank, N.A., Credit Agricole Corporate & Investment Bank (“Credit Agricole”), Key Bank National Association (“Key Bank”), Wells Fargo Bank, N.A. (“Wells Fargo” and, together with J.P. Morgan, Credit Agricole and Key Bank, the “Lenders”), as Lenders, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent” or “J.P. Morgan”).
The Term Loan Agreement provides for commitments for up to $800 million senior unsecured term loans maturing on June 1, 2012 and available from time to time on a non-revolving basis, subject to customary conditions. Borrowings under the Term Loan Agreement bear interest at a per annum rate equal to, at the Company’s election: (a) in the case of LIBOR loans, the adjusted LIBO Rate plus 1.50%, and (b) in the case of Base Rate loans, the Alternate Base Rate plus 0.50%. The “Alternate Base Rate” is the greatest of (i) the Administrative Agent’s prime rate, (ii) the Federal Funds Effective Rate plus 0.50%, and (iii) the adjusted LIBO Rate for a one month interest period plus 1.00%. In addition, the Company will pay an unused commitment fee of 0.10% per annum on the average daily unused commitments under the Term Loan Agreement. Borrowings under the Term Loan Agreement are prepayable at any time at the Company’s option and, except as set forth below, are subject to certain mandatory prepayment requirements if the Company fails to comply with certain financial covenants and upon receipt of net cash proceeds from certain debt and equity issuances. Amounts borrowed and repaid under the Term Loan Agreement may not be reborrowed.
The Term Loan Agreement contains certain customary covenants, including, among others, limitations on additional indebtedness and limitations on liens. The Term Loan Agreement also contains certain customary events of default.
Concurrently with the execution of the Term Loan Agreement, the Company, the Lenders and the Administrative Agent entered into a Consent Agreement (the “Consent Agreement”) under which the Lenders and the Administrative Agent, subject to certain conditions, consented to the transaction contemplated by the Agreement and Plan of Merger, dated as of February 27, 2011, by and among the Company, Ventas, Inc., a Delaware corporation (“Ventas”), and Needles Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Ventas, pursuant to which the Company will be merged with and into Needles Acquisition LLC (the “Merger”). Pursuant to the terms of the Consent Agreement, subject to Ventas providing a guarantee of the obligations of the Company under the Term Loan Agreement, effective immediately upon completion of the Merger, the Term Loan Agreement will be modified to eliminate the mandatory prepayment requirements, to replace certain financial covenants with the financial covenants under Ventas’s existing Credit and Guaranty Agreement dated as of April 26, 2006, as amended (the “Ventas Revolving Credit Facility”), and to cross-default the Term Loan Agreement to the Ventas Revolving Credit Facility.
Each of the Lenders and/or their respective affiliates have had commercial and/or investment banking relationships with the Company, for which they have received customary compensation. Such services have included affiliates of each of the Lenders serving as lenders under the Company’s Amended and Restated Credit Agreement, dated October 20, 2005, as amended (the “2005 Credit Agreement”). To the extent any proceeds from the loans under the Term Loan Agreement are used to repay borrowings under the 2005 Credit Agreement, affiliates of the Lenders may receive a portion of such proceeds. J.P. Morgan’s investment banking affiliate, J.P. Morgan Securities LLC, serves as the Company’s financial advisor in connection with the proposed Merger. Affiliates of each of the Lenders other than Wells Fargo are counterparts to the Company’s outstanding forward-starting interest rate swaps. Affiliates of each of Key Bank and Credit Agricole have served as sales agents under the Company’s at-the-market equity offering program. The Lenders and affiliates of the Lenders may, from time to time in the future, engage in transactions with and perform services for the Company in the ordinary course of business.
The foregoing description is qualified in its entirety by reference to the Term Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation of an Obligation under an Off-Balance Sheet Arrangement.
The description of the Term Loan Agreement set forth under Item 1.01 above is incorporated in this Item 2.03 by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description
10.1	Term Loan Agreement, dated as of June 3, 2011, by and among Nationwide Health Properties, Inc., the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONWIDE HEALTH PROPERTIES, INC.
By:	/s/ Abdo H. Khoury
Abdo H. Khoury
Executive Vice President and Chief Financial & Portfolio Officer

Dated: June 6, 2011

INDEX OF EXHIBITS

Exhibit Number	Description
10.1	Term Loan Agreement, dated as of June 3, 2011, by and among Nationwide Health Properties, Inc., the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent